Exhibit 10.3

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
DS HEALTHCARE GROUP, INC.
DESIGNATING
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
PURSUANT TO SECTION 607.0602 OF THE
FLORIDA BUSINESS CORPORATION ACT

DS Healthcare Group, Inc., a corporation organized and existing under Florida Business Corporation Act (hereinafter called the “Corporation”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

FIRST:

Articles of Amendment were adopted by the Board of Directors on February [*], 2016 in the manner prescribed by Section 607.1002 of the Florida Business Corporation Act. Shareholder action was not required.

SECOND:

That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolutions on February 18, 2016 to amend the Corporation’s Articles of Incorporation, granting the authority to designate 2,000,000 shares of the Corporation’s authorized Preferred Stock as “Series A Convertible Redeemable Preferred Stock”.

THIRD:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the Corporation be and hereby (A) ratifies all prior valid corporate actions and designations of the Corporation’s authorization of up to 30,000,000 shares of its preferred stock, $0.0001 par value per share, containing such rights and privileges as the board of director of the Corporation may determine from time to time, and (B) authorizes for issuance an aggregate of 2,000,000 shares of Series A Preferred Stock of the Corporation containing the rights, privileges and preferences, including the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, that are set forth below:

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 280,000,000 shares, which includes (i) 250,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and (ii) 30,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

TERMS OF
SERIES A PREFERRED STOCK

Two million (2,000,000) shares of the authorized, outstanding and issued Preferred Stock of the Corporation shall be designated as Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”).  Unless otherwise defined in these Articles of Amendment, all capitalized terms when used herein, shall have the same meaning as they are defined in that certain Agreement and Plan of Merger and Reorganization, dated February 19, 2016 among the Corporation PHMD Consumer Acquisition Corp., Photomedex, Inc. (“Photomedex”) and Radiancy, Inc. (the “Merger Agreement”).  The Series A Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

1.

Stated Value. The Series A Preferred Stock shall have a stated value of ten ($10.00) dollars per share and an aggregate liquidation value of $20,000,000.

2.

Voting.  The Series A Preferred Stock shall have the following voting rights:

(a)

To vote on an “as converted” basis, together with the holders of the Common Stock as a single class on all matter submitted for a vote of holders of Common Stock;

(b)

The holder(s) of the Series A Preferred Stock shall be entitled to receive notice of any stockholders’ meeting in accordance with the Articles of Incorporation and By-laws of the Corporation; and

(c)

So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the written consent or affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, (i) amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Articles of Amendment, or the Corporation’s By-laws or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock having a liquidation preference superior to the Series A Preferred Stock. The vote of the holders of at least a majority of the outstanding shares of Series A Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provisions of this Resolution, in addition to any other vote of stockholders required by law.

3.

Dividends. The Series A Preferred Stock shall not accrue or pay any dividend.

4.

Liquidation, Sale of Control or Winding Up. On a Sale of Control (as defined in the Merger Agreement) or liquidation of the Corporation, the Series A Preferred Stock shall rank (A) junior to any Indebtedness of the Corporation, (b) pari passu to any other Preferred Stock now existing or hereafter created (including the Series A Preferred Stock) or hereinafter created, and (c) be senior to any shares of Common Stock of the Corporation now existing or hereafter created.

5.

Redemption. On a date which shall be not earlier than five (5) years from the date of initial issuance of the shares of Series A Preferred Stock (the “Initial Redemption Date”),

to the extent not previously converted into Common Stock of the Corporation in accordance with these Articles of Amendment, all outstanding shares of Series A Preferred Stock shall be subject to mandatory redemption at the option of the holder(s) thereof, at a price of $10.00 per share (the “Redemption Price”).  In the event following the Initial Redemption Date, a written notice of redemption (the “Redemption Notice”) is given by any one or more holder of Series A Preferred Stock, the Corporation shall pay to such holder(s), out of funds legally available therefore, the full Redemption Price by a date which shall be not later than third days following the date of such Redemption Notice.

6.

Conversion.

(a)

Optional Conversion.  The Series A Preferred Stock shall be convertible, at the option of the holder, at any time following [*] 20171, into that number of shares of Common Stock of the Corporation (the “Conversion Shares”) as shall be equal to the product of multiplying (i) the number of shares of Series A Preferred Stock being converted, by (ii) five (5); it being intended that all 2,000,000 shares of Series A Preferred Stock shall convert into 10,000,000 Conversion Shares.  The number of Conversion Shares shall be subject to adjustments as provided in Section 6(c) below.

(b)

Mandatory Conversion.  Provided that the average daily trading volume of shares of the Corporation’s Common Stock for the ten (10) consecutive trading days immediately prior to a date which shall be the expiration of each of the three (3) Anniversary Years immediately following the Closing Date shall be not less than 50,000 shares of Common Stock, to the extent not previously converted into DSKX Conversion Shares, if, and only if, required by the Board of Directors of the Corporation by written notice to Photomedex or its PHMD Transferees:  (i) up to one-third (1/3) of the 2,000,000 shares of Series A Preferred Stock (a maximum of 666,666 shares of Series A Preferred Stock) shall be subject to mandatory conversion into DSKX Conversion Shares, with each $10.00 stated value per share of Series A Preferred Stock converted into Common Stock at a conversion price two dollars ($2.00) per share, subject to adjustment as provided in Section 6(c) below (the “DSKX Per Share Conversion Price”), in the event that all DSKX Conversion Shares issued and/or issuable upon conversion of 666,666 shares of DSKX Series A Preferred Stock, when multiplied by the volume weighted average of the closing prices of the Corporation’s Common Stock, as traded on any National Stock Exchange, for the twenty (20) consecutive trading days (the “20-day VWAP”) which shall end on first Anniversary Year (or, if not a trading day, the trading day immediately prior thereto), shall equal or exceed $8,333,333, (ii) up to two-thirds (2/3) of the 2,000,000 shares of Series A Preferred Stock (a maximum of 1,333,333 shares of Series A Preferred Stock) shall be subject to mandatory conversion into DSKX Conversion Shares, at the DSKX Per Share Conversion Price, in the event that all DSKX Conversion Shares issued and/or issuable upon conversion of 1,333,333 shares of Series A Preferred Stock, when multiplied by the 20-day VWAP which shall end on the second Anniversary Year (or, if not a trading day, the trading day immediately prior thereto),

———————

1 First anniversary of issuance date

shall equal or $16,666,667, and (C) up to the entire remaining outstanding shares of Series A Preferred Stock shall be subject to mandatory conversion into DSKX Conversion Shares, at the DSKX Per Share Conversion Price, in the event that all DSKX Conversion Shares issued and/or issuable upon conversion of all 2,000,000 shares of Series A Preferred Stock, when multiplied by the 20-day VWAP which shall end on the end of the third Anniversary Year (or, if not a trading day, the trading day immediately prior thereto), shall equal or exceed $25,000,000.

(c)

Adjustments for Reorganization, Consolidation, Merger, etc.

(i)

Fundamental Transaction.  If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another entity, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Corporation consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Corporation, or (F) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of shares of Series A Preferred Stock, the holder shall have the right to receive, for each DSKX Conversion Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, (x) upon conversion of shares of Series A Preferred Stock, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which shares of Series A Preferred Stock is convertible immediately prior to such event; or (y) if the Corporation is acquired in (1) a transaction where the consideration paid to the holders of the Common Stock consists solely of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1934 Act, or (3) a transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, cash equal to the Black-Scholes Value; or (z) the Redemption Price in cash.  For purposes of any such exercise, the determination of the Purchase Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Purchase Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the holder a new certificate for shares of preferred stock consistent with the foregoing provisions and evidencing the holder's right to convert such shares of preferred stock into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(c) and insuring that shares of Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  “Black-Scholes Value” shall be determined in accordance with the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the 20-day VWAP ending on the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of shares of Series A Preferred Stock as of the date of such request and (iii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

(ii)

Continuation of Terms.  Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 6(c), shares of Series A Preferred Stock shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the conversion of shares of Series A Preferred Stock after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Corporation, whether or not such person shall have expressly assumed the terms of shares of Series A Preferred Stock as provided herein.

(iii)

Extraordinary Events Regarding Common Stock.  In the event that the Corporation shall (x) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (y) subdivide its outstanding shares of Common Stock, or (z) combine its outstanding shares of the Common Stock into a smaller number of shares of Common Stock, then, in each such event, the DSKX Per Share Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then DSKX Per Share Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the DSKX Per Share Conversion Price then in effect. The DSKX Per Share Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 6(c)(iii). The number of shares of Common Stock that the holder of shares of Series A Preferred Stock shall thereafter, on the conversion hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 6(c)(iii) be issuable on such exercise by a fraction of which (a) the numerator is the DSKX Per Share Conversion Price that would otherwise (but for the provisions of this Section 6(c)(iii) be in effect, and (b) the denominator is the DSKX Per Share Conversion Price in effect on the date of such conversion.

(iv).

Certificate as to Adjustments.  In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the conversion of Series A Preferred Stock or the DSKX Conversion Price, the Corporation at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Series A Preferred Stock and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or receivable by the Corporation for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (B) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the DSKX Per Share Conversion Price and the number of shares of Common Stock to be received upon conversion of shares of Series A Preferred Stock, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in shares of Series A Preferred Stock. The Corporation will forthwith mail a copy of each such certificate to the holder of the Series a Preferred Stock and the transfer agent of the Corporation.  The holder will be entitled to the benefit of the adjustment regardless of the giving of such notice.  The timely giving of such notice to holder is a material obligation of the Corporation.

7.

Miscellaneous.

(a)

Reservation of Stock; Financial Statements.  The Corporation will at all times reserve and keep available, solely for issuance and delivery on the conversion of Series A Preferred Stock, all shares of Common Stock (or Other Securities) from time to time issuable on such conversion.  The Series A Preferred Stock entitles the holder thereof, upon written request, to receive copies of all financial and other information distributed or required to be distributed to the holders of the Corporation’s Common Stock

(b)

Amendment.  These Articles of Amendment or any provision hereof may be amended by obtaining the written consent or affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Florida Business Corporation Act, of (i) a majority of the outstanding shares of Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Florida Business Corporation Act and the Articles of Incorporation.

(c).

Protective Provisions.  So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding Series A Preferred Stock (the “Series A Majority holders”):

(i)

alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

(ii)

issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 7(b) shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

(d)

Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted pursuant to this Articles of Amendment, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

(e)

Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

(f)

Waiver Notwithstanding any provision in these Articles of Amendment to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Series A Majority holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

(g)

Information Rights So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each holder of Series A Preferred Stock (i) unaudited annual financial statements to the holders of Series A Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within

45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to holders of the Series A Preferred Stock.

(h).

Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation c/o DS Healthcare Group, Inc., 1601 Green Road, Deerfield Beach FL  33064; and (ii) if to any holder to the address set forth under such holder's name on the execution page to the Merger Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

RESOLVED, FURTHER, that any executive officer of the Corporation be and they hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this ___th day of ____________ 2016.

DS HEALTHCARE GROUP, INC.

By:
	Name:	Renee Barch-Niles
	Title:	Chief Executive Officer